EXHIBIT 5.1

Form of Opinion
of
Maples and Calder

Cazador Acquisition Corporation Ltd. PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands

[●] 2010

Dear Sirs

Cazador Acquisition Corporation Ltd. (the "Company")

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, (File No. 333-[●]) (the "Registration Statement") related to the offering and sale of (i) up to 5,000,000 units (the “Units”), each Unit consisting of one ordinary share of the Company, par value $0.0001 per share (each an “Ordinary Share” and together, the “Ordinary Shares”), and one warrant to purchase one Ordinary Share (the “Warrants”); (ii) up to 750,000 Units (the “Over-Allotment Units”), which the underwriters, for whom Rodman & Renshaw, LLC is acting as representative, will have a right to purchase from the Company to cover over allotments, if any; (iii) up to 250,000 Units (the “Purchase Option Units”) which the Representative will have the right to purchase for their own account or that of their designees; (iv) all Ordinary Shares and all Warrants issued as part of the Units, the Over-Allotment Units and the Purchase Option Units; and (v) all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units, Over-Allotment Units and the Purchase Option Units.  This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
the Certificate of Incorporation and the Memorandum and Articles of Association of the Company as registered or adopted on 20 April 2010, the Certificate of Incorporation on Change of Name dated 23 June 2010, the Amended and Restated Memorandum and Articles of Association of the Company dated 22 June 2010 and the Amended and Restated Memorandum and Articles of Association of the Company dated 31 August 2010;

1.2	minutes of a meeting of the board of directors of the Company dated [●] 2010;

1.3	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing");

1.4	a certificate from a director of the Company (the "Director's Certificate");

1.5	the Registration Statement;

1.6	the Underwriting Agreement;

1.7	a draft of the form of the unit certificate constituting the Units, the Over-Allotment Units and the Purchase Option Units (the “Unit Certificates”); and

1.8	a draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the "Warrant Documents" and, together with the Unit Certificates, the “Documents”).

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
the Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.2
the Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.3
the choice of the laws of the State of New York as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.4	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5	all signatures, initials and seals are genuine;

2.6
the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Documents;

2.7
no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Over-Allotment Units, the Warrants or the Ordinary Shares;

2.8
there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of the State of New York; and

2.9	the Company will receive money or money's worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands.

3.2
The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) and duly registered in the Company’s register of members (shareholders), such Ordinary Shares will be validly issued, fully paid and non-assessable.

3.3
The execution and delivery of the Documents and the issue and offer of the Units, the Over-Allotment Units and the Warrants by the Company as contemplated by the Registration Statement has been authorised by and on behalf of the Company and, assuming the Documents have been executed and delivered by any Director or authorised officer of the Company, the Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.4
The statements related to, and descriptions of, Caymen Islands laws and regulations contained under the heading "Cayman Islands Taxation" in the Registration Statement are accurate and fairly present summaries of Cayman Islands laws and regulations.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1
The term "enforceable" as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands will enforce.  It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular:

4.1.1
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2
enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

4.1.3
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

4.1.4	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares.  However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position.  Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position.  As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company's Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement.  In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel.  This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

MAPLES and CALDER